UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2011

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-34133 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Beginning on August 1, 2008, seven putative securities class action lawsuits were commenced in the United States District Court for the District of New Hampshire (the “Court”), against GT Advanced Technologies Inc. (then operating under the name GT Solar International, Inc. (the “Company”)), certain of its officers and directors, certain underwriters of the July 24, 2008 initial public offering and others, including certain investors (collectively, the “federal class actions”).  On October 3, 2008, the Court entered an order consolidating the federal class actions into a single action captioned Braun et al. v. GT Solar International, Inc., et al. The Court selected the lead plaintiff and lead plaintiff’s counsel in the consolidated matter on October 29, 2008. The lead plaintiff filed an amended consolidated complaint on December 22, 2008. The lead plaintiff asserted claims under various sections of the Securities Act of 1933, as amended. The amended consolidated complaint alleges, among other things, that the defendants made false and materially misleading statements and failed to disclose material information in certain SEC filings, including the registration statement and Prospectus for our July 24, 2008 initial public offering, and other public statements, regarding the Company’s business relationship with LDK Solar, Ltd., one of the Company’s customers, JYT Corporation, one of the Company’s competitors, and certain of the Company’s products, including the DSS furnaces.

In addition, on September 18, 2008 a putative securities class action was filed in New Hampshire state court in the Superior Court for Hillsborough County, Southern District (the “State Court”), under the caption Hamel v. GT Solar International, Inc., et al., against the Company, certain of its officers and directors and certain underwriters of the July 24, 2008 initial public offering (the “state class action”).  The state class action plaintiffs asserted claims under various sections of the Securities Act of 1933, as amended. The state class action complaint alleges, among other things, that the defendants made false and materially misleading statements and failed to disclose material information in certain SEC filings, including the registration statement for our July 24, 2008 initial public offering, and other public statements, regarding the status of the Company’s business relationship with LDK Solar.

On March 7, 2011, the Company announced that it had reached an agreement in principle to settle both the federal class actions and the state class actions.  The parties subsequently memorialized their agreement in a stipulation of settlement (the “Settlement Agreement”) that was filed with the Court.  The Settlement Agreement provided, among other things, that: (i) the Company and all other defendants made no admission of liability or wrongdoing, (ii) the Company and all other defendants would receive a full and complete release of all claims that were or could have been brought against all defendants in both the federal and state securities actions, (iii) the Company would pay $10.5 million into a settlement fund. Of this amount, the Company contributed $1.0 million and the Company’s liability insurers contributed the remaining $9.5 million. The Company’s contribution represented its contractual indemnification obligation to its underwriters.

On September 27, 2011, after a hearing to consider the fairness and adequacy of the settlement, the court entered a final judgment (the “Order”) approving the settlement and dismissing the federal class actions.  Pursuant to the Settlement Agreement, the state class action will also be dismissed as a result of the entry of the Order.

A copy of the Settlement Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement.

A derivative suit, captioned Fan v. GT Solar Int’l, Inc., et al., was filed in New Hampshire State Court on January 14, 2009 (the “derivative action”).  The derivative complaint is asserted nominally on the Company’s behalf against certain of the Company’s directors and officers and alleges various claims for breach of fiduciary duty, unjust enrichment, abuse of control and gross mismanagement and is premised on the same purported misconduct alleged in the federal class action. On April 10, 2009, the State Court granted our motion to stay the derivative action, pending resolution of the motion to dismiss in the federal class action. In accordance with the terms of the stay the parties have conferred regarding a case management schedule for the derivative action. The derivative action is not included in the Settlement Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Settlement Agreement dated as of September 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ HOIL KIM
Date: October 3, 2011	Hoil Kim
Vice President, Chief Administrative Officer and
General Counsel